UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 25, 2008

Highland Distressed Opportunities, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Jurisdiction of Incorporation or Organization)	814-00729 (Commission File Number)	205423854 (IRS Employer Identification No.)
NexBank Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
(Address of Principal Executive Offices)
(877) 247-1888
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
On November 25, 2008, the Registrant executed Amendment No. 1 (the “Amendment”) to the Revolving Credit and Security Agreement (the “Credit Agreement”) with Liberty Street Funding LLC, as conduit lender, and The Bank of Nova Scotia, acting through its New York agency, as secondary lender and agent. Under the Amendment, the Registrant may borrow on a revolving basis up to $60 million, subject to the satisfaction of certain conditions including compliance with borrowing base tests and asset coverage limits. The Credit Agreement imposes stricter limitations than the Investment Company Act of 1940, as amended, requiring generally that asset coverage be at least 350% after a borrowing. The Credit Agreement expires on May 29, 2009 and borrowings thereunder are secured by substantially all of the assets in the Registrant’s portfolio, including cash and cash equivalents. The interest rate charged is based on prevailing commercial paper rates if the conduit lender makes the advance, other than through participations, plus commitment and utilization fees. However, if the conduit lender does not make the advance, other than through participations, the interest rate is based on the prevailing Eurodollar rate, Federal Funds rate or the agent’s reference rate, in each case plus an applicable spread and commitment and utilization fees. The Registrant pays a commitment fee at the annual rate of 1.25% on the total commitment amount, and a utilization fee at the annual rate of 0.75% on outstanding borrowings. The Credit Agreement contains customary events of default (with grace periods where customary) including, among other things, failure to pay interest or principal when due and failure to comply with certain asset coverage and borrowing base tests.
ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Highland Distressed Opportunities, Inc.
Date: November 25, 2008	By:	/s/ James D. Dondero
	Name:	James D. Dondero
President (Principal Executive Officer)